Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willis Lease Finance Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-15343, 333-48258, 333-63830, and 333-109140) on Form S-8 of Willis Lease Finance Corporation of our report dated March 18, 2005, except for Note 2 as to which the date is July 27, 2005, with respect to the consolidated balance sheets of Willis Lease Finance Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004.

Our report dated of March 18, 2005, except for Note 2 as to which the date is July 27, 2005, contains an explanatory paragraph that states that the Company has restated the accompanying consolidated financial statements to reclassify net gain on debt prepayment in the consolidated statements of income for the year ended December 31, 2002, and to reclassify restricted cash in the consolidated balance sheets as of December 31, 2004, and December 31, 2003, and the consolidated statements of cash flows for each of the years in the three year period ended December 31, 2004.

KPMG LLP

San Francisco, California

August 2, 2005